Media Contact:	Bunge News Bureau 636-359-0797 news@bunge.com
Investor Contact:	Mark Haden Bunge mark.haden@bunge.com

Bunge Announces Approval of Increased Quarterly Dividends
at 2026 Annual General Meeting

St. Louis, MO – May 20, 2026 – Shareholders of Bunge Global SA (NYSE: BG) approved a cash dividend in the amount of $2.88 per share, payable in four equal installments of $0.72, at the Company’s 2026 Annual General Meeting held in Geneva, Switzerland, today (“AGM”). The quarterly dividends, which represent an increase of $0.02 per share from last year, will be paid as indicated below:

Bunge Quarter, Fiscal Year	Payment Date	Record Date	Amount
2nd Quarter, Fiscal Year 2026	June 1, 2026	May 22, 2026	$0.72
3rd Quarter, Fiscal Year 2026	September 1, 2026	August 18, 2026	$0.72
4th Quarter, Fiscal Year 2026	December 1, 2026	November 17, 2026	$0.72
1st Quarter, Fiscal Year 2027	March 2, 2027	February 16, 2027	$0.72

About Bunge
At Bunge our purpose is to connect farmers to consumers to deliver essential food, feed, and fuel to the world. As a premier agribusiness solutions provider, our dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland, and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investor Center" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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